Exhibit 10.1
Cognizant Technology Solutions Corporation
Retirement, Death and Disability Policy

INTRODUCTION

This Cognizant Technology Solutions Corporation Retirement, Death and Disability Policy (as amended from time to time as provided below, the “Policy”) is established by Cognizant Technology Solutions Corporation, a Delaware corporation (including its successors, the “Company”) effective as of July 28, 2020, to provide (i) for the treatment of Awards held by Participants upon a Qualifying Termination, (ii) eligibility to earn a pro-rated Annual Bonus or unpaid prior-year Annual Bonus with respect to the year in which a Qualifying Termination occurs, and (iii) for payment by the Company for certain health benefits for a period of time following a Qualifying Termination, where applicable. This Policy amends and supersedes the Cognizant Technology Solutions Corporation Retirement Policy (as previously amended, the “Original Policy”) in its entirety.
ARTICLE 1
DEFINITIONS

Whenever the following terms are used in the Policy, they shall have the meanings specified below.
1.1“Administrator” means the Board or a Committee thereof as may be appointed by the Board to administer the Policy (subject to and in accordance with Article 4 below).
1.2“Annual Bonus” means the annual cash incentive or annual cash bonus that a Participant is eligible to earn (if any) based on the attainment of applicable performance objectives and continued service during an applicable Company fiscal year.
1.3 “Award” means any award of RSUs or PSUs granted under an applicable Company Equity Plan.
1.4“Award Agreement” means any written agreement between the Company and a Participant (which may be in electronic format) memorializing any terms and conditions of an Award.
1.5“Board” means the Board of Directors of the Company.
1.6“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other official guidance promulgated thereunder.
1.7“Committee” shall mean the Compensation Committee of the Board or such other committee or subcommittee of the Board as appointed by the Board.

1.8“Company Equity Plan” means each of the Company’s 2017 Incentive Award Plan, as it may be amended or restated from time to time, and any future or successor equity compensation plan under which the Company grants RSUs and/or PSUs.
1.9“Disability” shall mean that the Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The permanence and degree of such impairment shall be supported by medical evidence. The Administrator may establish reasonable procedures for determining whether the Participant has a Disability.
1.10“Eligible Award” means, unless otherwise set forth in an applicable Award Agreement: (i) any outstanding RSU Award or PSU Award granted on or after the effective date of the Original Policy, (ii) solely for purposes of a Qualifying Termination occurring as a result of a Participant’s death or Disability, any outstanding RSU Award granted prior to the effective date of the Original Policy; provided, that, notwithstanding the foregoing, unless otherwise set forth in the applicable Award Agreement, an Award shall cease to be an Eligible Award and shall not be covered by the Policy or eligible for any benefits hereunder if the Participant holding such Award terminates employment for any reason (including due to Qualifying Retirement, death or Disability) within six (6) months following the applicable Grant Date. For clarity, PSUs and RSUs with a Grant Date occurring prior to the effective date of the Original Policy shall not constitute Eligible Awards for purposes of any Qualifying Retirement hereunder.
1.11 “Grant Date” means the date on which the applicable Award is granted to the Participant by valid Company action.
1.12“Non-Competition Agreement” means a written agreement between the Company and a Participant containing such non-competition, non-solicitation, non-disparagement, confidentiality, intellectual property and/or other restrictive covenants and terms and conditions as the Administrator may determine (which, for clarity, may be contained in or combined with a Release or other written agreement).
1.13“Organizational Documents” shall mean, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.
1.14“Participant” means, except as otherwise limited by the terms of any Award Agreement, any Employee of the Company or any Subsidiary of the Company who serves in the role of Vice President or a more senior role than Vice President of the Company or any Subsidiary of the Company at the time of his or her Qualifying Termination, in any case, for so long as such individual holds an Eligible Award.
1.15“PSU” means any restricted stock unit granted under a Company Equity Plan that is subject to one or more performance-based vesting conditions (which may be in addition to any service-based vesting conditions).

1.16“Qualifying Retirement” means, unless otherwise determined by the Board, the Participant’s retirement from the Company that: (i) occurs on or after the date on which the Participant attains age fifty-five (55) and has completed ten (10) years of continuous employment with the Company or its Subsidiary, and (ii) occurs no earlier than three (3) months after the date on which the Participant provides the Company with written notice of the Participant’s retirement date. For the avoidance of doubt, if the Participant experiences a Termination of Service for any reason prior to the satisfaction of each of the requirements set forth in the preceding sentence, such Termination of Service shall not be deemed to have occurred by reason of the Participant’s Qualifying Retirement for purposes of this Policy.
1.17“Qualifying Termination” means the Participant’s Termination of Service due to his or her Qualifying Retirement, death or Disability.
1.18“Release” means a general release and waiver of claims in a form prescribed by the Administrator.
1.19“RSU” means any restricted stock unit granted under a Company Equity Plan that is not subject to any performance-based vesting conditions (and, for clarity, may include any such restricted stock unit that is subject to service-based vesting conditions).
1.20“Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
1.21“Termination of Service” means a Participant’s termination of employment with the Company and any Subsidiaries of the Company (as applicable).
ARTICLE 2
TREATMENT OF ELIGIBLE AWARDS UPON RETIREMENT

2.1Treatment of RSUs Upon a Qualifying Termination.
(a)Qualifying Termination Due to Qualifying Retirement. If a Participant experiences a Qualifying Termination due to a Qualifying Retirement, then all outstanding and unvested RSUs that are Eligible Awards held by such Participant as of the date of such Qualifying Termination shall, subject to and conditioned upon the Participant’s timely execution of a valid and effective Release and Non-Competition Agreement in connection with such Qualifying Termination, remain outstanding (notwithstanding any provisions contained in the applicable Company Equity Plan or Award Agreement to the contrary) and shall, subject to and conditioned upon the Participant’s continued compliance with the terms of the Release and Non-Competition Agreement, settle and be paid to such Participant following the Participant’s Qualifying

Termination in accordance with the vesting and payment/settlement terms contained in the applicable Award Agreement.
(b)Qualifying Termination Due to Death. If a Participant experiences a Qualifying Termination due to the Participant’s death, then all outstanding and unvested RSUs that are Eligible Awards held by such Participant as of the date of such Qualifying Termination shall, subject to and conditioned upon the Participant’s estate’s timely execution of a valid and effective Release in connection with such Qualifying Termination, accelerate and become fully vested as of the date of such Qualifying Termination (notwithstanding any provisions contained in the applicable Company Equity Plan or Award Agreement to the contrary) and shall settle and be paid on or within thirty (30) days thereafter in accordance with the payment/settlement terms contained in the applicable Award Agreement.
(c)Qualifying Termination Due to Disability. If a Participant experiences a Qualifying Termination due to the Participant’s Disability, then (i) all outstanding and unvested RSUs that are Eligible Awards granted on or after the effective date of the Original Policy and held by such Participant as of the date of such Qualifying Termination shall be treated as set forth in Section 2.1(a) above (subject to the conditions contained therein) and (ii) all outstanding and unvested RSUs that are Eligible Awards granted prior to the effective date of the Original Policy and held by such Participant as of the date of such Qualifying Termination shall be treated as set forth in Section 2.1(b) above (except that the treatment set forth in Section 2.1(b) above shall be subject to and conditioned upon the Participant’s timely execution of a valid and effective Release and Non-Competition Agreement in connection with such Qualifying Termination).
2.2Treatment of PSUs Upon a Qualifying Termination. If a Participant experiences a Qualifying Termination, then all outstanding and unvested PSUs that are Eligible Awards held by such Participant as of the date of such Qualifying Termination shall, subject to and conditioned upon the Participant’s (or the Participant’s estate’s) timely execution in connection with such Qualifying Termination of a valid and effective Release and, in the case of a Qualifying Retirement or Disability only, Non-Competition Agreement, remain outstanding (notwithstanding any provisions contained in the applicable Company Equity Plan or Award Agreement to the contrary) and shall, subject to and conditioned upon the Participant’s continued compliance with the terms of the Release and Non-Competition Agreement (if applicable), settle and be paid to such Participant (to the extent the applicable performance goals are attained (as determined in accordance with the applicable Award Agreement)) following the Participant’s Qualifying Termination in accordance with the vesting and payment/settlement terms contained in the applicable Award Agreement, except that the number of PSUs that vest and are paid/settled on such date(s) shall be pro-rated by multiplying the number of PSUs that would have vested based solely on the actual attainment of applicable performance goals over the performance period (had the Participant satisfied all continued employment requirements) by a fraction, the numerator of which is the number of days from the beginning of the performance period applicable to such Award of PSUs through and including the Participant’s Qualifying

Termination and the denominator of which is the total number of days comprising the full performance period applicable to such Award of PSUs.
2.3Annual Bonus Eligibility Upon a Qualifying Termination. If a Participant experiences a Qualifying Termination (a) prior to the payment of an Annual Bonus for the year preceding such Qualifying Termination and the Participant would have been paid an Annual Bonus for such preceding year (taking into consideration the attainment or non-attainment of applicable performance goals) but for such Qualifying Termination, the Company shall pay to the Participant (or the Participant’s estate) the Annual Bonus for the preceding year, or (b) during the second half of a Company fiscal year, the Participant (or the Participant’s estate) shall be eligible to receive payment from the Company of a pro-rated Annual Bonus for the year in which the Qualifying Termination occurs (taking into consideration the attainment or non-attainment of applicable performance goals). Any pro-rated Annual Bonus (if any) payable to a Participant in accordance with the foregoing clause (b) of this Section shall be calculated by multiplying the full Annual Bonus that would have been paid to the Participant had the Participant remained employed with the Company through the applicable payment date (taking into consideration the attainment or non-attainment of applicable performance goals) by a fraction, the numerator of which equals the number of days during the applicable fiscal year that the Participant remained employed with the Company and the denominator of which equals 365 (or 366 if the fiscal year is a leap year). Any preceding-year Annual Bonus that becomes payable in accordance with the foregoing clause (a) of this Section shall be paid to the Participant (or the Participant’s estate) at such time as annual bonuses are paid to the Company’s senior management generally in the Participant’s jurisdiction for such preceding year, and any pro-rated Annual Bonus that becomes payable in accordance with the foregoing clause (b) of this Section shall be paid to the Participant (or the Participant’s estate) at such time as annual bonuses are paid to the Company’s senior management generally in the Participant’s jurisdiction for the year in which the Qualifying Termination occurs, in each case, subject to any deadlines that may apply under the relevant Annual Bonus program (and for clarity, any such amount payable to any U.S. Participant will in all events be paid within the “applicable 2 ½ month period” (within the meaning of Section 409A)). Notwithstanding the foregoing, a Participant’s (or the Participant’s estate’s) right to the payment of any preceding-year Annual Bonus or pro-rated Annual Bonus hereunder, as applicable, shall be subject to and conditioned upon the Participant’s (or the Participant’s estate’s) timely execution in connection with such Qualifying Termination of a valid and effective Release and, in the case of a Qualifying Retirement or Disability only, Non-Competition Agreement.
2.4Continuation of Health Benefits Upon a Qualifying Termination. If, upon a Qualifying Termination, a Participant (or any dependent(s) of the Participant) is eligible for and timely elects continuation of health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or its equivalent in any jurisdiction outside of the U.S. where such an equivalent exists, then the Company will pay directly or reimburse to the Participant (in its discretion) the cost the COBRA premiums (or non-U.S. equivalent) determined based on the Participant’s elections under the Company’s group health plans, as in effect immediately prior to the Participant’s Qualifying Termination (the “Health Benefits”) for the applicable period based on the Participant’s seniority at the time of termination, as set forth below (the “Health Benefit Period”):

Position	Health Benefit Period
Executive Vice President or above	18 months
Senior Vice President	12 months
Vice President	6 months

Notwithstanding the foregoing: (1) the Company’s obligation to provide Health Benefits will immediately terminate if Participant becomes eligible for health insurance coverage through a subsequent employer (and Participant agrees to notify the Company promptly of any such eligibility), (2) if the Company determines, in its sole discretion, that providing coverage under this Section 2.4 would result in the imposition of excise or other penalty taxes for failure to comply with applicable law (including the non-discrimination requirements of the Patient Protection and Accountable Care Act of 2010, P.L. 111-148 (Mar. 23, 2010), and the Health Care and Education Reconciliation Act of 2010, P.L. 111-152 (Mar. 30, 2010) or any other applicable law), then the Company may alternatively pay the Participant (or the Participant’s estate) a net taxable monthly payment equal to the then-applicable monthly premium otherwise payable/reimbursable for the Health Benefits, and (3) for clarity, if a Participant resides in a non-U.S. jurisdiction in which no COBRA equivalent law exists, then no Health Benefits (or amounts in lieu thereof) shall be paid or provided under this Section 2.4.
2.5Certain Breaches; Remedies. If the Administrator determines that a Participant (or, if applicable, the Participant’s estate) has breached an applicable Release and/or Non-Competition Agreement (if applicable) following a Qualifying Termination, in addition to (and without limitation of) any other available remedies, the Administrator may provide that any then-outstanding RSUs and/or PSUs held by such Participant, as well as any eligibility, right or interest in or to any Annual Bonus (or portion thereof) for the year during which a Qualifying Termination occurs or the year preceding a Qualifying Termination or any Health Benefits, in each case, will be immediately forfeited in whole or in part without payment therefor effective as of such breach and, in any such case, the Participant (or, if applicable, Participant’s estate) shall have no further rights or interests in or with respect to any such RSUs, PSUs, Annual Bonus or Health Benefits thereafter.
ARTICLE 3
ADMINISTRATION

3.1Administration and Interpretation. The Administrator shall administer the Policy (except as otherwise permitted herein). The Administrator is hereby authorized to take all actions and make all determinations contemplated by the Policy and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Policy as it shall deem advisable. The Administrator may correct any defect or ambiguity, supply any omission or reconcile any inconsistency in the Policy in the manner and to the extent it shall deem necessary or appropriate to carry the Policy into effect, as determined by the Administrator. The Administrator shall make all determinations under the Policy in its sole discretion and all such determinations shall be final and binding on all persons having or claiming any interest in or with respect to the Policy (including any Award covered by the Policy). No member of the Administrator (or person acting on behalf of the Administrator) shall be liable for any action or determination made in good faith with respect to the Policy and/or any Eligible Award. All expenses and liabilities which members of the Administrator incur in connection with the administration of the Policy shall be borne by the Company.
3.2Action by the Administrator. Unless otherwise established by the Board, set forth in any Organizational Documents or as required by applicable law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Policy.
3.3Delegation of Authority. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Policy to one or more Committees and/or one or more officers of the Company. The Board may terminate any such delegation at any time and/or re-vest in itself any previously delegated authority.
3.4Information. To enable the Administrator to perform its functions, the Company shall supply full and timely information to the Administrator on all matters relating to the Eligible Awards held by Participants, their service, retirement, Termination of Service, and such other pertinent facts as the Administrator may require.
ARTICLE 4
MISCELLANEOUS

4.1Authority to Amend and Terminate. Except as otherwise provided in this Section 5.1, the Policy may be wholly or partially amended or otherwise modified, suspended or terminated at any time and from time to time by the Board in its sole discretion, provided, that no such amendment or termination shall be taken to the extent that such amendment or termination would have a material and adverse impact on any Participants with respect to RSUs or PSUs outstanding and subject to the Policy, or with respect to any eligibility under the Policy to earn an Annual Bonus, or receive Health Benefits, in any case, as of the date of such amendment without the approval of at least a majority of the Participants covered by the Policy. Notwithstanding the foregoing, the Board may amend or modify the Policy as it deems necessary or appropriate to cause continued compliance with Section 409A in all events without the consent of any Participant.
4.2Participants Bound; Limited Applicability. Any determination or other action taken by the Administrator with respect to the Policy, or any action authorized by or taken at the direction of the Administrator, in any case, in good faith, shall be binding and conclusive upon all Participants and all other interested parties under the Policy. For clarity, unless otherwise expressly provided in a written agreement between the Company and any individual, in no event shall this Policy apply to any right other than an Eligible Award, including without limitation, any severance right or other incentive equity or other award.
4.3Governing Law and Severability. The Policy shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction. If any provision is held by a court of competent jurisdiction to be invalid or unenforceable for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Policy shall be construed and enforced as if said illegal or invalid provision had never been included herein.
4.4Section 409A Compliance. It is intended that this Policy shall be limited, construed and interpreted in accordance with Section 409A of the Code and the treasury regulations and other official guidance promulgated thereunder (together, “Section 409A”). It is also intended that to the extent that any payment or benefit described hereunder is subject to Section 409A, it shall be paid in a manner that will comply with Section 409A. Notwithstanding anything contained herein, none of the Company, its affiliates or Subsidiaries, the Board, the Committee or the Administrator: (a) makes any representation or warranty with respect to the tax treatment of the Policy or benefits provided under the Policy, (b) will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any participant under or by operation of Section 409A or otherwise, or (c) will have any liability to any Participant or any other person or entity for such tax or penalty or for any early, retroactive or additional tax or penalty under or by operation of Section 409A or otherwise. If the Company determines that paying any amounts to a Participant in respect of his or her Eligible Awards, in respect of any Annual Bonus (or portion thereof) that he or she may be eligible to receive pursuant to this Policy or in respect of Health Benefits at the time(s) indicated in this Policy or any Award Agreement (as applicable) would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be paid to such Participant prior to the expiration of the six (6)-month period following such Participant’s “separation from service” with the Company (within the meaning of Section 409A) if such Participant is a “specified employee” (within the meaning of Section 409A) on the date of her or her separation from service. If the payment of any such amount is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of such Participant’s death), the Company shall pay to such Participant a lump-sum amount equal to the cumulative amounts that would have otherwise been payable to such Participant during such six (6)-month period (without interest). For purposes of Section 409A, any right to a series of installment payments pursuant to this Policy or any applicable Award Agreement shall be treated as a right to a series of separate payments, and each RSU or PSU (and any amounts payable in respect thereof) shall be treated separately from each other RSU and PSU (and any amounts arising in connection therewith).
4.5Unfunded Status. The Policy is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an

Award, nothing contained in the Policy shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.
4.6Indemnification. To the extent permitted under applicable law and the Organizational Documents, each member of the Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Policy and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
4.7Relationship to other Benefits. No payment pursuant to the Policy shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
4.8Expenses. The expenses of administering the Policy shall be borne by the Company and its Subsidiaries.
4.9No Contract. The adoption and maintenance of this Policy shall not be deemed to be a contract between the Company and any person or to be consideration for the employment of or service by any person. Nothing herein contained shall be deemed to give any person the right to be an employee or other service provider of the Company or its Subsidiaries or to restrict the right of the Company or its Subsidiaries to terminate the employment or service of such person at any time, with or without cause, nor shall this Policy be deemed to give the Company or any of its Subsidiaries the right to require any person to remain as an employee or other service provider of the Company or any of its Subsidiaries or to restrict any person’s right to resign at any time.
4.10Headings; References to Sections of the Code. The titles and headings of the Sections in the Policy are for convenience of reference only and, in the event of any conflict, the text of the Policy, rather than such titles or headings, shall control. References to sections of the Code shall include any amendment or successor thereto.
4.11Number and Gender. Any reference in this Policy to the singular includes the plural where appropriate, and any reference in this Policy to the masculine gender includes the feminine and neuter genders where appropriate.
[Signature Page Attached]

The Company has caused this Policy document to be executed by a duly authorized officer on this 28 day of July, 2020, to be effective as of July 28, 2020.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/s/ Matthew W. Friedrich

Name:	Matthew W. Friedrich
Title:	Executive Vice President, General Counsel and Chief Corporate Affairs Officer

[Signature Page to Retirement, Death and Disability Policy]